News Release

FOR IMMEDIATE RELEASE

Exactech Q2 Revenue Up 11% to $26.6M. Net Income $2.1M or $0.18 EPS

Gainesville, FL, July 31, 2006 -- Exactech, Inc. (Nasdaq: EXAC) announced today that revenue for the second quarter of 2006 increased 11% to $26.6 million from $23.9 million in the second quarter of 2005. Diluted earnings per share for the quarter was $0.18 based on net income of $2.1 million, compared to diluted earnings per share of $0.16 on net income of $1.9 million for the second quarter of 2005.

For the first six months of 2006, revenue was $52.0 million, an increase of 12% over revenue of $46.5 million in the first six months of 2005. Net income for the first six months increased 21% to $3.7 million, or $0.31 per diluted share, compared to $3.0 million, or $0.27 per diluted share, in the first half of 2005.

Exactech Chairman and CEO Bill Petty said, "We saw welcome improvements in a number of areas during the quarter. Sales of knee products, our largest business segment, increased 4% to $14.4 million from $13.8 million in the same quarter of 2005. Hip product sales rose 13% to $4.6 million, compared with $4.1 million in the second quarter of 2005. We also had a solid 12% gain in revenues from tissue services to $3.0 million in the quarter compared to $2.6 million. The other products category includes our Equinoxe™ shoulder system and pre-formed antibiotic cement spacers. These have grown substantially compared to the second quarter of 2005, rounding out our line of product offerings for total joint repair for hips, knees and shoulders."

Petty said, "U.S. sales grew 9% to $20.1 million from $18.4 million in the comparable quarter in 2005 while international sales were up 19% to $6.5 million from $5.4 million in the second quarter of 2005. Our international business remains consistently strong. We are making real progress on the domestic front in all product areas, including our hip and knee segments."

Chief Financial Officer Jody Phillips said, "Gross margin percentage during the quarter declined from 67% last year to 66% as a result of the larger international sales mix and unfavorable production variances due to our inventory rationalization. Total operating expenses in the quarter increased 4% to $13.4 million. R&D expenses increased 7%, sales and marketing expenses increased 3% and general and administrative expenses decreased 6% during the quarter due to lower insurance expenses. Interest expenses had a meaningful impact on our earnings, but we were encouraged by the improvements in our balance sheet during the quarter with a reduction in our inventory and credit line levels."

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Exactech, Inc.

Looking forward, the company said its target for diluted earnings per share in the third quarter ending September 30, 2006 is in the range of $0.15 to $0.16 based on anticipated revenues of $22.5 million to $24.5 million. The company's target range for 2006 revenue is $100 million to $106 million with diluted EPS of $0.60 to $0.66. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company's targets, not predictions of actual performance.

The company has scheduled a conference call on Tuesday, Aug. 1 at 10 a.m. Eastern time. To participate, call (888) 802-2280 any time after 9:50 a.m. Eastern on Aug. 1. International and local callers should dial (913) 312-1266.

A live webcast of the call will be available at www.viavid.net/dce.aspx?sid=00003318. The webcast will be available for one month. Viewers will need Windows Media Player or Real Player to listen to the broadcast. To download Media Player, go to www.microsoft.com/windows/windowsmedia/download.

The financial statements are below.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech's orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and in more than 25 countries in Europe, Asia, Australia and Latin America.

An investment profile on Exactech may be found at www.hawkassociates.com/exactech/profile.php.

Additional information about Exactech, Inc. can be found at http://www.exac.com. An online virtual investor relations kit containing Exactech press releases, SEC filings, current price quotes, stock charts and other useful information for investors can be found on the Hawk Associates website, www.hawkassociates.com. Investors may contact Chief Financial Officer Jody Phillips at (352) 377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at (305) 451-1888, e-mail: info@hawkassociates.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company's dependence on the ability of third-party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company's products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,255	$1,007
Trade receivables, net of allowances
of $558 and $458	18,926	17,360
Prepaid expenses and other assets, net	1,937	1,040
Inventories	53,171	53,134
Deferred tax assets	1,153	1,014
Total current assets	77,442	73,555

PROPERTY AND EQUIPMENT:
Land	1,015	1,015
Machinery and equipment	13,734	13,483
Surgical instruments	24,728	24,186
Furniture and fixtures	2,042	1,957
Facilities	10,455	8,884
Total property and equipment	51,974	49,525
Accumulated depreciation	(20,538)	(18,843)
Facilities expansion in progress	21	1,507
Net property and equipment	31,457	32,189

OTHER ASSETS:
Product licenses and designs, net	1,067	1,140
Deferred financing costs, net	243	283
Notes receivable - related party	2,897	2,053
Other investments	456	571
Advances and deposits	889	879
Patents and trademarks, net	4,130	4,169
Goodwill	352	352
Other non-current assts	48	-
Total other assets	10,082	9,447
TOTAL ASSETS	$118,981	$115,191

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,510	$9,874
Refundable deposits from customers	221	178
Income taxes payable	981	367
Current portion of long-term debt	1,416	1,109
Commissions payable	1,977	1,704
Royalties payable	854	625
Other liabilities	2,223	1,228
Total current liabilities	14,182	15,085

LONG-TERM LIABILITIES:
Deferred tax liabilities	3,646	3,757
Line of credit	17,944	17,328
Long-term debt, net of current portion	10,901	11,253
Other long-term liabilities	-	35
Total long-term liabilities	32,491	32,373
Total liabilities	46,673	47,458

SHAREHOLDERS' EQUITY:
Common stock	115	114
Additional paid-in capital	24,531	23,698
Accumulated other comprehensive income (loss)	48	(35)
Retained earnings	47,614	43,956
Total shareholders' equity	72,308	67,733
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$118,981	$115,191

EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods		Six Month Periods
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
NET SALES	$26,565	$23,865	$51,976	$46,472

COST OF GOODS SOLD	9,115	7,790	17,255	15,428
Gross profit	17,450	16,075	34,721	31,044

OPERATING EXPENSES:
Sales and marketing	7,185	6,971	15,071	14,127
General and administrative	2,304	2,444	4,865	4,995
Research and development	1,663	1,562	3,204	2,992
Depreciation and amortization	1,421	1,220	2,832	2,369
Royalties	850	770	1,682	1,459
Total operating expenses	13,423	12,967	27,654	25,942
INCOME FROM OPERATIONS	4,027	3,108	7,067	5,102

OTHER INCOME (EXPENSE):
Interest income	52	20	95	45
Interest expense	(581)	(147)	(1,077)	(249)
Foreign currency exchange (loss) gain	(36)	25	(46)	(24)
Total other expenses	(565)	(102)	(1,028)	(228)
INCOME BEFORE INCOME TAXES	3,462	3,006	6,039	4,874

PROVISION FOR INCOME TAXES	1,330	1,056	2,267	1,674

INCOME BEFORE EQUITY IN NET LOSS
OF OTHER INVESTMENTS	2,132	1,950	3,772	3,200

EQUITY IN NET LOSS OF OTHER INVESTMENTS	(50)	(72)	(114)	(164)
NET INCOME	$2,082	$1,878	$3,658	$3,036

BASIC EARNINGS PER SHARE	$0.18	$0.17	$0.32	$0.27

DILUTED EARNINGS PER SHARE	$0.18	$0.16	$0.31	$0.27

SHARES - BASIC	11,448	11,199	11,423	11,175

SHARES - DILUTED	11,665	11,415	11,642	11,443